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                                                                    Exhibit 99.2

                                                      [LOGO OF NATIONAL STEEL]
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440

NEWS RELEASE

Media Contact:          Anita-Marie Hill
                        Terry Fahn
                        (574) 273-7704
                        (310) 788-2850

For immediate release:

               National Steel Corporation Receives Court Approval
                            Of Interim DIP Financing

 Approval of First Day Motions; Continued Payment of Employee Wages and Salaries

         Mishawaka, Indiana -- March 8, 2002 - National Steel Corporation, Inc., (NYSE:NS) announced today the court granted the Company approval to use up to $230 million of its $450 million debtor-in-possession (DIP) financing on an interim basis to continue operations, pay employees, and purchase goods and services going forward during the restructuring period. National Steel had previously reached an agreement in principle for its DIP financing with the existing senior secured bank group. The final hearing on the DIP financing has been set for April 2, 2002.

         The Company also confirmed it had received court approval to, among other things, pay pre-petition and post-petition employee wages and salaries during its voluntary restructuring under Chapter 11.

         As announced March 6, 2002, to reduce its debt and to restructure its operations and balance sheet and ensure sufficient liquidity to continue to grow its business, National Steel and its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.

         National Steel Chairman and Chief Executive Officer Hisashi Tanaka said he was pleased with the court's approval of its "first-day" orders and interim DIP financing.

         "We fully anticipate that the combination of DIP financing and cash flow from our businesses will provide adequate funding for our post-petition supplier and employee obligations and business investments," said Mr. Tanaka.

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     "Our customers have expressed their support of our action and pledged their commitment to us as a valued supplier. Similarly, our major vendors have expressed a willingness to continue to do business with us on normal terms going forward," Mr. Tanaka said.

     Employee wages and salaries will continue as before. All suppliers will be paid on normal terms for goods furnished and services provided after the filing date.

     The Chapter 11 petitions were filed in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago.

     More information about National Steel is available on the Internet at http://www.nationalsteel.com.

About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,400 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.

Safe harbor:
All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors, including factors affecting the steel industry generally, could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward looking statements. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended September 30, 2001.